Exhibit 4 – SEC Reference 10.2

Agreement Amendment

1.
Ron Royce ("Royce"), Daniel Guimont ("Guimont"), Daniel Mendes (“Mendes"), and DRS Inc. ("DRS") entered into an agreement ("the Agreement”) on May 18, 2007 wherein Royce agreed to consult with DRS to arrange for the fabrication of a machine and to provide other services.

2.	The Agreement states that DRS, Daniel Mendes and Daniel Guimont jointly and severally liable for amounts owed to Royce under the Agreement.
3.
In September, 2010, Mendes and his wife agreed to provide and did provide Royce with collateral to secure amounts owed to Royce under the Agreement. Nothing stated in this Amendment shall modify the agreement that Royce and Mendes entered into in September 2010.

4.
Royce, Mendes, Guimont, and DRS agree that section 15(g) of the Agreement is hereby amended such that DRS is contingently liable for the obligations under the Agreement rather than jointly and severally liable with Mendes and Guimont. If Mendes and Guimont fail to pay Royce amounts owed under the Agreement after 30 days written notice by Royce to them, then Royce may pursue DRS for all amounts owed under the Agreement. Mendes and Guimont acknowledge that they remain jointly and severally liable for the obligations under the Agreement.

Date: 10-29-10

/s/ Ron Royce	/s/ Daniel Mendes
Ron Royce	Daniel Mendes

/s/ Daniel Guimont	/s/ Daniel Mendes
Daniel Guimont	DRS, Inc.
President